Exhibit F-2
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               Letterhead of RYAN, RUSSELL, OGDEN & SELTZER LLP







                                          March 22, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   SEC File No. 70-9599
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Ladies and Gentlemen:

            We have examined the Application on Form U-1, dated December 30, 1999, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU") and GPX Acquisition Corp. ("GPX") with the Securities and Exchange Commission and docketed in SEC File No. 70-9599, as amended by Amendment No. 1 thereto, dated January 18, 2000, Amendment No. 2 thereto, dated March 6, 2000, and Amendment No. 3 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application").

            The Application contemplates, among other things, that GPU will acquire, through GPX, its direct subsidiary, all of the issued and outstanding shares of MYR Group, Inc. ("MYR"), a Delaware corporation. Pursuant to a Plan and Agreement of Merger dated as of December 21, 1999 ("Merger Agreement"), GPU has agreed to pay MYR shareholders $30.10 per share in cash for their shares of MYR common stock and, in connection therewith, has commenced a tender offer ("Tender Offer") for these shares pursuant to Rule 51 under the Act. The Merger Agreement also provides, among other things, that (i) following completion of the Tender Offer GPX will be merged with and into MYR ("Merger"), pursuant to which each shareholder of MYR other than GPX will receive $30.10 per share in cash, with the result that MYR will be a direct wholly-owned subsidiary of GPU, and (ii) GPU may issue shares of GPU common stock (the "GPU Exchange Shares") to the holders of MYR stock


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Securities and Exchange Commission
March 22, 2000
Page 2



options and MYR restricted stock upon the election of those holders. MYR is a publicly-held utility infrastructure services and electrical contracting company. MYR's business consists of providing utility transmission and distribution, infrastructure and related commercial and industrial electrical (and some mechanical) contracting services.

            We have been Pennsylvania counsel to GPU and to its Pennsylvania subsidiaries for many years. In such capacity, we have participated in various proceedings relating to GPU and its Pennsylvania subsidiaries.

            We have examined copies, signed, certified or otherwise proven to our satisfaction, of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements, including the Merger Agreement, and have made such further investigation as we have deemed necessary as a basis for this opinion.

            We are members of the Bar of the Commonwealth of Pennsylvania and do not purport to be experts on the laws of any other jurisdiction.

            We have assumed that (i) MYR has been validly organized and is duly existing in accordance with the laws of the State of Delaware; (ii) all necessary corporate action required on the part of GPU, GPX and MYR shall have been duly taken; (iii) the Commission shall have entered an order forthwith granting the Application; and (iv) all action under the Federal securities laws and state "Blue Sky" laws to permit the proposed transaction shall have been completed.

            Based upon and subject to the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion, insofar as matters of Pennsylvania law are concerned, that:

                  (a) all  Pennsylvania  laws applicable to the proposed
            transactions will have been complied with;

                  (b) GPU will legally  acquire all  outstanding  shares
            of MYR common stock;






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Securities and Exchange Commission
March 22, 2000
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                  (c) (i) GPU is validly  organized  and duly  subsisting in the
            Commonwealth of Pennsylvania and (ii) the GPU Exchange Shares will be validly issued, fully paid and nonassessble, and the holders thereof will be entitled to the rights and privileges pertaining thereto set forth in GPU's articles of incorporation and by-laws; and

                  (d) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                    Very truly yours,



                                    RYAN, RUSSELL, OGDEN & SELTZER LLP